Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-164624) pertaining to the Cobalt International Energy, Inc. Non-Employee Directors Compensation Plan and the Cobalt International Energy, Inc. Non-Employee Directors Deferral Plan, Form S-8 (No. 333-163883) pertaining to the Cobalt International Energy, Inc. Long Term Incentive Plan, Form S-8 (No. 333-203877) pertaining to the Cobalt International Energy, Inc. 2015 Long Term Incentive Plan and Form S-3 (No. 333-193117) related to the Prospectus of Cobalt International Energy, Inc. for the registration of common stock, preferred stock, debt securities, warrants, purchase contracts and units, respectively, of our reports dated February 22, 2016, with respect to the consolidated financial statements of Cobalt International Energy, Inc., and the effectiveness of internal control over financial reporting of Cobalt International Energy, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Houston, Texas

February 22, 2016